Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
AND KEY DEVELOPMENTS
- Albuferon Phase 3 trials complete enrollment two months ahead of schedule -
- Progress continues on LymphoStat-B, ABthrax and TRAIL receptor antibody programs -
- 2007 net cash burn on track for $145-165 million -
ROCKVILLE, Maryland — November 1, 2007 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results and key developments for the quarter ended September 30, 2007.
“We are making good progress with our Phase 3 clinical trials of Albuferon® in patients with chronic hepatitis C and LymphoStat-B® in patients with lupus,” said H. Thomas Watkins, President and Chief Executive Officer. “We completed enrollment of both of our Albuferon Phase 3 trials ahead of schedule. Enrollment of LymphoStat-B Phase 3 trials is progressing, and we expect to complete enrollment in 2008. We have met all milestones to date under our $165 million contract to supply ABthrax™ to the U.S. Strategic National Stockpile. Our cash position remains strong, and we are moving steadily toward commercialization.”
HGS reported that net cash burn for the nine months ended September 30, 2007 totaled $81.2 million, net of $87.5 million in milestone payments received from Novartis.
“Even with the early full enrollment of the two Albuferon Phase 3 trials, we continue to expect net cash burn for 2007 in the range of $145-165 million,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “Our focus on controlling net cash burn is an important ongoing priority, and we have made excellent progress through a combination of increased revenues, clinical development cost-sharing and spending controls.”

THIRD QUARTER 2007 FINANCIAL RESULTS
For the quarter ended September 30, 2007, HGS reported increased revenues of $11.1 million, compared with revenues of $6.7 million for the same period in 2006. This included $7.8 million in revenue recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK). The Company reported a net loss of $67.3 million ($0.50 per share) for the quarter ended September 30, 2007, compared with a net loss for the third quarter of 2006 of $60.8 million ($0.46 per share).
For the first nine months of 2007, HGS reported increased revenues of $29.3 million compared with revenues of $15.7 million for the same period of the previous year. Revenues for the first nine months included $19.2 million in revenue recognized from the Albuferon agreement with Novartis and $4.9 million in revenue recognized from the LymphoStat-B agreement with GSK. The Company reported a net loss of $169.6 million ($1.26 per share) for the nine months ended September 30, 2007, compared with a net loss of $184.2 million ($1.40 per share) for the same period of the previous year.
As of September 30, 2007, cash and investments totaled $688.8 million, of which $620.0 million is unrestricted and available for operations. This compares with cash and investments totaling $763.1 million, of which $701.9 million was unrestricted and available for operations, as of December 31, 2006.
HIGHLIGHTS OF RECENT PROGRESS
Albuferon: Enrollment of Phase 3 Trials Completed Two Months Ahead of Schedule
In a separate press release issued this morning, HGS announced that it has completed enrollment two months ahead of schedule in ACHIEVE 2/3, the second of two pivotal Phase 3 trials of Albuferon (albinterferon alfa-2b) in combination with ribavirin. ACHIEVE 2/3 enrolled 933 treatment-naive patients with genotypes 2 and 3 chronic hepatitis C. ACHIEVE 1, the first of the two global Phase 3 trials, completed enrollment of 1331 treatment-naïve patients with genotype 1 chronic hepatitis C in August 2007. The Company originally projected completing enrollment of the Phase 3 trials by the end of 2007. HGS expects to have all Phase 3 data available by spring 2009 to support the filing of global marketing authorization applications by fall 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006. HGS received a $40 million milestone payment from Novartis in the third quarter of 2007 for the successful completion of a Phase 2b trial of Albuferon in treatment-naïve patients with chronic hepatitis C.
Albuferon requires half as many injections as Pegasys (peginterferon alfa-2a), the current market leader, and Phase 2 clinical results suggest that Albuferon may offer efficacy at least comparable to Pegasys, with comparable safety and the potential for less impairment of quality of life and daily activity during treatment. HGS believes that Albuferon could become the interferon of choice for the treatment of hepatitis C.
The final results of Phase 2 trials of Albuferon will be presented at the annual meeting of the American Association for the Study of Liver Disease in Boston, November 2-6, 2007.

LymphoStat-B: Enrollment of Phase 3 Trials Progressing
Enrollment of both pivotal Phase 3 trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE) is progressing. HGS expects to complete enrollment as previously indicated in 2008. LymphoStat-B is being developed by HGS and GSK under a definitive co-development and commercialization agreement entered into in August 2006.
Based on Phase 2 clinical results, HGS believes that LymphoStat-B could become a breakthrough treatment for SLE. Phase 2 results through 2.5 years of LymphoStat-B treatment will be presented at the annual meeting of the American College of Rheumatology in Boston, November 6-11, 2007.
ABthrax™: Meeting Contract Milestones
HGS has met all milestones to date under its contract with the U.S. Government to supply 20,000 doses of ABthrax (raxibacumab) to the Strategic National Stockpile. The Company is working to conduct the additional clinical and laboratory studies required to support the filing of a Biologics License Application (BLA), and is on track to begin delivery to the stockpile in 2008. HGS expects to receive $165 million under the contract, with most of the revenue to come in 2008 and with the remainder to come when ABthrax is licensed by the FDA.
TRAIL Receptor Antibodies: Clinical and Preclinical Results
In October 2007, HGS presented new clinical and preclinical evidence of the anti-tumor activity and tolerability of the Company’s TRAIL receptor antibodies for the treatment of cancer at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in San Francisco. The results of a Phase 1b trial demonstrated that HGS-ETR2 (lexatumumab) was safe and well tolerated in combination with four different standard chemotherapy regimens in patients with a wide range of cancer types. Objective responses were reported for two patients, and stable disease was observed in 22 patients.
The Company also presented preclinical data demonstrating that HGS-ETR1 (mapatumumab) and HGS-ETR2 in combination with chemotherapy synergistically enhanced anti-tumor activity in cholangiocarcinoma (cancer of the bile ducts). In a xenograft model of cholangiocarcinoma, the results demonstrated that HGS-ETR1 and either co-treatment or pre-treatment with cisplatin and gemcitabine were more effective than chemotherapy or HGS-ETR1 alone.
HGS is currently enrolling a randomized Phase 2 trial of HGS-ETR1 in multiple myeloma and expects to complete enrollment at the end of 2007 or the beginning of 2008, with data to be available in mid-2008.
Products in GSK Pipeline: Continuing to Advance
Darapladib, an Lp-PLA2 inhibitor discovered by GSK based on HGS technology, is currently in Phase 2/3 development by GSK for use in the treatment of atherosclerosis. HGS will receive a 10% royalty on worldwide sales of darapladib if it is commercialized, and has a 20% co-promotion option in North America and Europe.
In May 2007, GSK advanced Syncria® (albiglutide), formerly known as Albugon™, to Phase 2b development for the treatment of diabetes. Syncria is an albumin-fusion protein created by HGS using the Company’s proprietary albumin-fusion technology. HGS licensed Syncria to GSK and is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to royalties on worldwide sales if Syncria is commercialized.
Conference Call
HGS management will hold a conference call to discuss this announcement today at 11 AM Eastern. Investors may listen to the call by dialing (800) 909-5202 or (785) 830-7975, passcode 9942874, five to 10 minutes prior to the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing (888) 203-1112 or (719) 457-0820, confirmation code 9942874. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, anthrax disease, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon (albinterferon alfa-2b) for hepatitis C and LymphoStat-B (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax (raxibacumab) is in late-stage development for the treatment of anthrax disease, and the Company is on track to begin the delivery in 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancers.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in clinical trials involving HGS products may inquire via the Contact Us section of the Company’s web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon, Albugon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(dollars in thousands, except share and per share amounts)

Revenue — R&D contracts	$11,056	$6,679	$29,326	$15,744

Costs and expenses:
Research and development (a)	61,869	52,261	158,433	160,714
General and administrative (b)	14,621	13,393	39,749	39,143
Facility-related and restructuring charges	—	—	(3,673)	16,840

Total costs and expenses	76,490	65,654	194,509	216,697

Income (loss) from operations	(65,434)	(58,975)	(165,183)	(200,953)
Net investment income (expense)	(1,823)	(1,857)	(4,372)	1,965
Gain on sale of investment	—	—	—	14,759

Income (loss) before taxes	(67,257)	(60,832)	(169,555)	(184,229)
Provision for income taxes	—	—	—	—

Net income (loss)	$(67,257)	$(60,832)	$(169,555)	$(184,229)

Net income (loss) per share, basic and diluted	$(0.50)	$(0.46)	$(1.26)	$(1.40)

Weighted average shares outstanding, basic & diluted	134,394,174	131,719,296	134,220,053	131,431,797

(a)	Includes stock-based compensation expense of $3,474 ($0.03 per share) and $3,856 ($0.03 per share) for the three months ended September 30, 2007 and 2006, respectively. Includes stock-based compensation expense of $9,824 ($0.07 per share) and $12,779 ($0.10 per share) for the nine months ended September 30, 2007 and 2006, respectively.

(b)	Includes stock-based compensation expense of $2,261 ($0.02 per share) and $2,683 ($0.02 per share) for the three months ended September 30, 2007 and 2006, respectively. Includes stock-based compensation expense of $6,606 ($0.05 per share) and $7,897 ($0.06 per share) for the nine months ended September 30, 2007 and 2006, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2007	December 31, 2006
	(dollars in thousands)

Cash, cash equivalents and investments (c)	$688,765	$763,084
Total assets (c)	1,030,556	1,149,668
Total debt and capital lease, less current portion	753,478	751,526
Total stockholders’ equity	69,773	213,923

(c)	Includes $68,755 and $61,165 in restricted investments at September 30, 2007 and December 31, 2006, respectively.
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